UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

Light & Wonder, Inc.

(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

001-11693

(Commission File Number)

6601 Bermuda Road, Las Vegas, NV 89119

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	LNW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐         Emerging growth company

☐         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2025 (the “Closing Date”), Light and Wonder International, Inc. (“LNWI”), a Delaware corporation and wholly owned subsidiary of Light & Wonder, Inc. (the “Company”), a Nevada corporation, entered into a new credit agreement by and among the Company, LNWI, the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, providing for a term loan “A” facility in an aggregate principal amount of $800 million (the “New Term Loan A Facility”).

The New Term Loan A Facility is secured by substantially all assets of LNWI, the Company and any of their existing or future material domestic subsidiaries, subject to customary exceptions. The Company and any of its existing or future material domestic subsidiaries guarantee repayment of the New Term Loan A Facility.

The New Term Loan A Facility matures on May 15, 2028 (the “Maturity Date”). The New Term Loan A Facility amortizes in quarterly installments in aggregate amounts equal to (i) for the first four full fiscal quarters following the Closing Date, 0.625% of the aggregate principal amount of the New Term Loan A Facility funded on the Closing Date and (ii) for each fiscal quarter following the fourth full fiscal quarter following the Closing Date, 1.25% of the aggregate principal amount of such New Term Loan A Facility funded on the Closing Date, with any outstanding balance due and payable on the Maturity Date. The first amortization payment commences with the fiscal quarter ending on September 30, 2025.

Loans under the New Term Loan A Facility will, at LNWI’s option, initially bear interest at either (i) Adjusted Term SOFR Rate (as defined in the New Term Loan A Facility) plus 1.75% or (ii) a base rate plus 0.75%.

The New Term Loan A Facility is subject to customary affirmative covenants and negative covenants as well as a financial covenant. The financial covenant is tested at the end of each fiscal quarter, and it requires that the Company not be in excess of a maximum consolidated net first lien leverage ratio of 4.50:1.00.

The proceeds of the New Term Loan A Facility were used for the financing of the Company’s previously-announced acquisition of Grover Gaming’s charitable gaming business.

The foregoing description of the New Term Loan A Facility does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 16, 2025, the Company completed the previously announced acquisition of certain assets and related liabilities constituting the charitable gaming business of Grover Gaming, Inc. and G2 Gaming, Inc. for total consideration of $850.0 million cash, as adjusted for customary purchase price adjustments, and a four-year revenue-based earn-out of up to $200.0 million cash.

The information contained in this Item 7.01 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, by and among Light and Wonder International, Inc., as the borrower, Light & Wonder, Inc., as a guarantor, the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

104	Cover Page Interactive Date File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2025	LIGHT & WONDER, INC.

	By:	/s/ James Sottile
		Name:	James Sottile
		Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary